EXHIBIT 99.1

Superconductor Technologies Inc. Announces Second Quarter 2007 Results

SANTA BARBARA, Calif., Aug. 2, 2007 (PRIME NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"), a leading provider of advanced wireless solutions, innovative adaptive filtering, and world class cryogenics products for commercial and government applications, today announced results for the quarter and six months ended June 30, 2007.

Total net revenues for the second quarter were $4.7 million, compared to $4.2 million in the first quarter of 2007 and $5.0 million in the year ago second quarter. Net commercial product revenues for the second quarter of 2007 were $3.7 million, compared to $3.5 million in the first quarter of 2007 and $3.9 million in the second quarter of 2006. Government and other contract revenue totaled $1.0 million during the 2007 second quarter, compared to $649,000 in first quarter of 2007 and $1.1 million during the year ago period.

Jeff Quiram, STI's president and chief executive officer, said, "We are pleased to add three new customers, each contributing 10 percent or more of our revenues in the second quarter as they moved beyond the technical evaluation stage to commercial deployment. Our government business grew sequentially in the second quarter, and we expect government revenue to continue to increase in the future as we deliver on the initial $4.7 million Air Force contract we signed in April. Finally, as we face the challenges of growing our revenues, by continuing to effectively manage our current assets and operating expenses we have succeeded in further reducing our quarterly breakeven level to approximately $8.3 million."

Net loss for the second quarter was $2.0 million, compared to a net loss of $2.9 million in the first quarter of 2007 and $22.7 million in the second quarter of 2006, which included a non-cash goodwill impairment charge of $20.1 million. Net loss per share was $0.16, compared to a net loss of $0.24 per share in the first quarter of 2007 and a net loss per share of $1.82 in the year ago period including the goodwill charge.

For the six-month period ending June 30, 2007, total net revenues were $8.9 million, compared to $9.9 million for the first half of 2006. Net commercial product revenues for the first half of 2007 were $7.2 million, compared to $8.4 million in the year ago period. The company recorded $1.7 million in government and other contract revenues for the first half of 2007, compared to $1.4 million for the first half 2006. The net loss for the first half of 2007 was $4.9 million, compared to $25.9 million for the prior year's first half including the non-cash goodwill impairment charge of $20.1 million. The net loss for the first half of 2007 was $0.39 per share, compared to $2.07 per share in the first half of 2006 including the goodwill charge.

As of June 30, 2007, STI had $6.5 million in working capital, including $2.9 million in cash and cash equivalents. As of June 30, 2007, STI had a commercial product backlog of $143,000 compared to $63,000 at the end of the first quarter of 2007 and $800,000 at the end of the year-ago quarter.

Investor Conference Call

STI will host an investor conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time, August 2, 2007. The call will be accessible live by dialing 800-257-1836 at least 10 minutes before the start of the conference. International participants may dial 303-262-2175. No pass code is required. A telephone replay will be available until midnight ET on August 6 by dialing 800-405-2236 or 303-590-3000, and entering pass code 11094005#. The call will also be simultaneously webcast and available on STI's web site at http://www.suptech.com.

About Superconductor Technologies Inc. (STI)

STI, headquartered in Santa Barbara, CA, is a leading provider of advanced wireless solutions, innovative adaptive filtering, and world class cryogenics products for commercial and government applications. STI provides a full range of high performance infrastructure products for wireless voice and data applications. Its SuperLink(r) solution increases capacity utilization, lowers dropped and blocked calls, extends coverage, and enables faster wireless data rates. Its AmpLink(tm) solution enhances the performance of wireless base stations by improving receiver sensitivity and geographic coverage.

For information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI's views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions and any other statements identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," "goals" or similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. For example, the financial results reported in this press release are based on certain assumptions and estimates made by management and are subject to adjustment prior to the filing of the Company's Annual Report on Form 10-K for 2007. Other factors and uncertainties include: fluctuations in product demand from quarter to quarter which can be significant; the need for additional capital depending on unpredictable cash flow; STI's ability to diversify its concentrated customer base; the impact of competitive filter products technologies and pricing; unanticipated decreases in the capital spending of wireless network operators; and manufacturing capacity constraints and difficulties. Forward-looking statements can be affected by many other factors, including, those described in the Business and the MD&A sections of its Annual Report on Form 10-K for 2006. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

                         SUPERCONDUCTOR TECHNOLOGIES INC.
                         --------------------------------
                  CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  ----------------------------------------------
                                    (Unaudited)

                    Three Months Ended            Six Months Ended
                --------------------------  --------------------------
                   July 1,       June 30,      July 1,      June 30,
                    2006           2007         2006          2007
                ------------  ------------  ------------  ------------
 Net revenues:
  Net commercial
   product
   revenues    $  3,932,000  $  3,653,000  $  8,422,000  $  7,187,000
  Government
   and other
   contract
   revenues       1,088,000     1,032,000     1,430,000     1,681,000
  Sub license
   royalties          1,000            --         9,000            --
               ------------  ------------  ------------  ------------
  Total net
    revenues      5,021,000     4,685,000     9,861,000     8,868,000

 Costs and
  expenses:
  Cost of
   commercial
   product
   revenues       3,658,000     3,228,000     7,516,000     7,130,000
  Contract
   research and
   development      703,000       607,000     1,007,000     1,055,000
  Other research
   and
   development      630,000       813,000     1,931,000     1,725,000
  Selling,
   general and
   administrative 2,678,000     2,043,000     5,395,000     3,941,000
  Goodwill
   impairment
   charge        20,107,000            --    20,107,000            --
               ------------  ------------  ------------  ------------
   Total costs
    and
    expenses     27,776,000     6,691,000    35,956,000    13,851,000
               ------------  ------------  ------------  ------------
 Loss from
  operations    (22,755,000)   (2,006,000)  (26,095,000)   (4,983,000)

  Interest
   income           107,000        35,000       234,000        86,000
  Interest
   expense          (11,000)      (11,000)      (24,000)      (22,000)
               ------------  ------------  ------------  ------------

   Net loss    $(22,659,000) $ (1,982,000) $(25,885,000) $ (4,919,000)
               ============  ============  ============  ============
 Basic and
  diluted loss
  per common
  share        $      (1.82) $      (0.16) $      (2.07) $      (0.39)
               ============  ============  ============  ============
 Weighted
  average number
  of common
  shares
  outstanding    12,483,367    12,483,367    12,483,367    12,483,367
               ============  ============  ============  ============

                         SUPERCONDUCTOR TECHNOLOGIES INC.
                         --------------------------------
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      -------------------------------------

                     ASSETS                December 31,     June 30,
                     ------                   2006            2007
                                          -------------  -------------
 Current Assets:                            (See Note)     (Unaudited)
  Cash and cash equivalents               $   5,487,000  $   2,912,000
  Accounts receivable, net                    1,535,000      2,201,000
  Inventory, net                              5,978,000      3,884,000
  Prepaid expenses and other current
   assets                                       507,000        485,000
                                          -------------  -------------
   Total Current Assets                      13,507,000      9,482,000

  Property and equipment, net of
   accumulated depreciation of $18,599,000
   and $19,598,000, respectively              5,770,000      4,795,000
  Patents, licenses and purchased
   technology, net of accumulated
   amortization of $1,391,000 and
   $1,556,000, respectively                   2,405,000      2,313,000
  Other assets                                  222,000        209,000
                                          -------------  -------------
    Total Assets                          $  21,904,000  $  16,799,000
                                          =============  =============

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
 Current Liabilities:
  Accounts payable                        $   1,725,000  $   1,671,000
  Accrued expenses                            1,610,000      1,284,000
  Current portion of capitalized lease
   obligations and long term debt                14,000         15,000
                                          -------------  -------------
   Total Current Liabilities                  3,349,000      2,970,000

  Other long term liabilities                   604,000        594,000
                                          -------------  -------------
   Total Liabilities                          3,953,000      3,564,000

 Stockholders' Equity:

  Preferred stock, $.001 par value,
   2,000,000 shares authorized, none
   issued and outstanding                            --             --
  Common stock, $.001 par value,
   250,000,000 shares authorized,
   12,483,367 shares issued and outstanding      12,000         12,000
  Capital in excess of par value            208,825,000    209,001,000
  Notes receivable from stockholder net         (27,000)            --
  Accumulated deficit                      (190,859,000)  (195,778,000)
                                          -------------  -------------
   Total Stockholders' Equity                17,951,000     13,235,000
                                          -------------  -------------

   Total Liabilities and Stockholders'
    Equity                                $  21,904,000  $  16,799,000
                                          =============  =============

   Note-December 31, 2006 balances were derived from audited
   financial statements

                        SUPERCONDUCTOR TECHNOLOGIES INC.
                        ---------------------------------
                  CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                  ----------------------------------------------
                                  (Unaudited)

                                                Six Months Ended
                                          ----------------------------
                                          July 1, 2006   June 30, 2007
                                          ------------   ------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                 $(25,885,000)  $ (4,919,000)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
  Depreciation and amortization              1,365,000      1,212,000
  Non-cash impairment charge                20,107,000           --
  Warrants-Options                             101,000        176,000
  Provision for excess and obsolete
   inventories                                 180,000        160,000
  Reserve for impairment of note and
   interest receivable from Stockholder         34,000       (583,000)
   Changes in assets and liabilities:
    Accounts receivable                      1,076,000       (666,000)
    Inventory                               (2,345,000)     1,934,000
    Prepaid expenses and other current
     assets                                    213,000        676,000
    Patents, licenses and purchased
     technology                               (101,000)       (92,000)
    Other assets                               100,000        (13,000)
    Accounts payable, accrued expenses
     and other long-term liabilities          (589,000)      (379,000)
                                          ------------   ------------
    Net cash used in operating activities   (5,744,000)    (2,494,000)

 CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from the sale of property and
  equipment                                         --         25,000
 Purchases of property and equipment          (170,000)       (96,000)
                                          ------------   ------------
    Net cash used in investing activities     (170,000)       (71,000)

 CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on long-term obligations              (9,000)       (10,000)
                                          ------------   ------------
    Net cash used in financing activities       (9,000)       (10,000)
                                          ------------   ------------

 Net decrease in cash and cash
  equivalents                               (5,923,000)    (2,575,000)
 Cash and cash equivalents at beginning
  of period                                 13,018,000      5,487,000
                                          ------------   ------------
 Cash and cash equivalents at end of
  period                                  $  7,095,000   $  2,912,000
                                          ============   ============

CONTACT:  Superconductor Technologies Inc.
          Investor Relations
          invest@suptech.com

          Lippert / Heilshorn & Associates
          for Superconductor Technologies Inc.
          Kirsten Chapman
          Moriah Shilton
          +1-415-433-3777